As filed with the Securities and Exchange Commission on December 19, 2007

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

_____________________

QUEST ENERGY PARTNERS, L.P.

(Exact name of registrant as specified in its charter)

Delaware	26-0518546
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

210 Park Avenue, Suite 2750 Oklahoma City, OK	73102
(Address of Principal Executive Offices)	(Zip Code)

Quest Energy Partners, L.P. Long-Term Incentive Plan

(Full title of the plan)

_____________________

Jerry D. Cash

Chief Executive Officer and Chairman of the Board

Quest Energy GP, LLC

210 Park Avenue, Suite 2750

Oklahoma City, OK 73102

(Name and address of agent for service)

(405) 600-7704

(Telephone number, including area code, of agent for service)

_____________________

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per unit(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common units representing limited partner interests	2,115,950 common units	$ 14.13	$ 29,898,373.50	$ 917.88

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this registration statement shall also cover any additional common units that become issuable under the plan by reason of any dividend, split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the registrant’s common units.

(2)

Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(c) and (h) on the basis of the average of the high and low sale prices of the common units on the NASDAQ Global Market on December 13, 2007, which is within five business days of the date of this registration statement.

PART I

Information Required in the Section 10(a) Prospectus

In accordance with Rule 428 under the Securities Act of 1933 or the “Act” and the instructional note to Part I of Form S-8, the information specified in Part I of Form S-8 has been omitted from the filing of this registration statement with the Securities and Exchange Commission or “Commission”.

The documents containing the information specified in Part I of Form S-8 will be sent or given to participating employees, consultants and directors as specified by Rule 428(b)(1) of the Act. Such documents and the documents incorporated by reference herein pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Act.

PART II

Information Required in the Registration Statement

Item 3.	Incorporation of Documents by Reference.

The Commission allows the registrant, Quest Energy Partners, L.P., to “incorporate by reference” the information that it files with the Commission, which means:

•	Incorporated documents are considered part of this registration statement;
•

The registrant can disclose important information by referring the reader to these documents, which may be documents that the registrant previously has filed with the Commission or that will be filed with the Commission in the future; and

•	Information that the registrant files with the Commission will automatically update and supersede this registration statement and any previously incorporated information.

The registrant incorporates by reference the documents or portions of documents listed below which were filed with the Commission under the Securities Exchange Act of 1934, as amended, which may be referred to as the Exchange Act:

•	The registrant’s prospectus dated November 8, 2007 and filed with the Commission on November 9, 2007 pursuant to Rule 424(b) under the Act;
•	All reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2006, including:
•	The registrant’s current report on Form 8-K dated November 7, 2007, filed with the Commission on November 9, 2007; and
•	The registrant’s current report on Form 8-K dated November 15, 2007, filed with the Commission on November 21, 2007; and
•	The registrant’s current report on Form 8-K/A dated and filed with the Commission on December 7, 2007; and
•

The description of the registrant’s common units representing limited partner interests contained in the registration statement on Form 8-A (No. 1-33787) filed with the Commission on October 31, 2007 (which registration statement incorporates by reference the common unit description appearing in the prospectus comprising a part of the registrant’s registration statement on Form S-1, as amended (Registration No 333-144716) initially filed with the Commission on July 19, 2007), including any amendments or reports filed for the purpose of updating any such description.

The registrant also incorporates by reference all documents filed by the registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold.

Any statement contained in the documents incorporated, or deemed to be incorporated, by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other person from and against all claims and demands whatsoever. Section 7.7(a) of the registrant’s First Amended and Restated Agreement of Limited Partnership (the “Partnership Agreement”) generally provides that to the fullest extent permitted by law, (a) Quest Energy GP, LLC (the “General Partner”), (b) any former general partner (a “Departing General Partner”), (c) any individual, corporation, firm, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity (collectively, a “Person”) who is or was an affiliate of the General Partner or any Departing General Partner, (d) any Person who is or was a member, partner, director, officer, fiduciary or trustee of the registrant or any of its subsidiaries, the General Partner or any Departing General Partner or any affiliate of the registrant or any of its subsidiaries, the General Partner or any Departing General Partner, (e) any person who is or was serving at the request of the General Partner or any Departing General Partner or any affiliate of the General Partner or any Departing General Partner as an officer, director, member, partner, fiduciary or trustee of another Person; provided that a Person shall not be included by reason of providing, on a fee-for services basis, trustee, fiduciary, or custodial services, and (f) any Person the General Partner designates as an “Indemnitee” for purposes of the Partnership Agreement (collectively, the “Indemnitees”), shall be indemnified and held harmless by the registrant from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee; provided, that the Indemnitee shall not be indemnified and held harmless if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to Section 7.7 of the Partnership Agreement, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was unlawful, provided, further, no indemnification pursuant to Section 7.7 of the Partnership Agreement shall be available to the General Partner or its affiliates (other than the registrant or any of its subsidiaries) with respect to its or their obligations incurred pursuant to the agreements described in or filed as exhibits to the registrant’s registration statement on Form S-1 (file No. 333-144716) (other than obligations incurred by the General Partner on behalf of the registrant). Any indemnification pursuant to Section 7.7 of the Partnership Agreement shall be made only out of the assets of the registrant, and the General Partner shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the registrant to enable it to effectuate such indemnification.

Section 7.7(b) of the Partnership Agreement also states that to the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to Section 7.7(a) of the Partnership Agreement in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the registrant prior to a determination that the Indemnitee is not entitled to be indemnified upon receipt by the registrant of any undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined that the Indemnitee is not entitled to be indemnified as authorized in Section 7.7 of the Partnership Agreement.

Section 7.8(a) of the Partnership Agreement provides that no Indemnitee shall be liable for monetary damages to the registrant, the limited partners of the registrant or any other Persons who have acquired interests in the registrant’s securities, for losses sustained or liabilities incurred as a result of any act or omission of an Indemnitee unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter in question, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was criminal.

The Underwriting Agreement entered into by the registrant in connection with its initial public offering provides for the indemnification of the directors and officers of the General Partner in certain circumstances.

In addition, the registrant may purchase and maintain insurance, on behalf of the General Partner, its affiliates and such other Persons as the General Partner shall determine, against any liability that may be asserted against, or expense that may be incurred by, such Person in connection with the registrant’s activities or such Person’s activities on behalf of the registrant, regardless of whether the registrant would have the power to indemnify such Person against such liability under the provisions of the Partnership Agreement.

See “Item 9. Undertakings” for a description of the Commission’s position regarding indemnification.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The following Exhibits are filed as a part of this registration statement or incorporated by reference herein:

Exhibit Number	Description
4.1*	Quest Energy Partners, L.P. Long Term Incentive Plan (filed with the registrant’s amended registration statement on Form S-1 on October 22, 2007 as Exhibit 10.2 and incorporated herein by reference)
4.2*

Quest Energy Partners, L.P. Restricted Unit Award Agreement (filed with the registrant’s amended registration statement on Form S-1 on October 31, 2007 as Exhibit 10.3 and incorporated herein by reference)

4.3*

First Amended and Restated Agreement of Limited Partnership of Quest Energy Partners, L.P. (filed as Exhibit 3.1 to the registrant’s current report on Form 8-K/A on December 7, 2007 and incorporated herein by reference)

4.4*

Amended and Restated Limited Liability Company Agreement of Quest Energy GP, LLC (filed as Exhibit 3.2 to the registrant’s current report on Form 8-K on November 21, 2007 and incorporated herein by reference)

5.1	Opinion of Stinson Morrison Hecker LLP
23.1	Consent of Murrell, Hall, McIntosh & Co., PLLP
23.2	Consent of Cawley, Gillespie & Associates, Inc.
23.3	Consent of Stinson Morrison Hecker LLP (included as part of Exhibit 5.1)
24.1	Powers of Attorney (included on the signature page of this registration statement)
* Incorporated herein by reference as indicated.

Item 9.	Undertakings.
(a)	The undersigned registrant hereby undertakes:

(1)        To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)        To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)        To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post effective amendment thereto) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)       To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)        That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)        To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)        The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oklahoma City, State of Oklahoma, on December 18, 2007.

QUEST ENERGY PARTNERS, L.P.
(Registrant)

By:	Quest Energy GP, LLC, its general partner

	By:	/s/ Jerry D. Cash
Jerry D. Cash
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jerry D. Cash and David E. Grose, or either one of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and any and all amendments (including post-effective amendments) thereto or to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jerry D. Cash	Chief Executive Officer and Chairman of the Board	December 18, 2007
Jerry D. Cash	(Principal Executive Officer)

/s/ David E. Grose	Chief Financial Officer	December 18, 2007
David E. Grose	(Principal Financial Officer) (Principal Accounting Officer)

/s/ David Lawler	Chief Operating Officer and Director	December 4, 2007
David Lawler

/s/ Gary Pittman	Director	December 18, 2007
Gary Pittman

/s/ Mark Stansberry	Director	December 4, 2007
Mark Stansberry

Index to Exhibits

Exhibit Number	Description
4.1*	Quest Energy Partners, L.P. Long Term Incentive Plan (filed with the registrant’s amended registration statement on Form S-1 on October 22, 2007 as Exhibit 10.2 and incorporated herein by reference)
4.2*

Quest Energy Partners, L.P. Restricted Unit Award Agreement (filed with the registrant’s amended registration statement on Form S-1 on October 31, 2007 as Exhibit 10.3 and incorporated herein by reference)

4.3*

First Amended and Restated Agreement of Limited Partnership of Quest Energy Partners, L.P. (filed as Exhibit 3.1 to the registrant’s current report on Form 8-K/A on December 7, 2007 and incorporated herein by reference)

4.4*

Amended and Restated Limited Liability Company Agreement of Quest Energy GP, LLC (filed as Exhibit 3.2 to the registrant’s current report on Form 8-K on November 21, 2007 and incorporated herein by reference)

5.1	Opinion of Stinson Morrison Hecker LLP
23.1	Consent of Murrell, Hall, McIntosh & Co., PLLP
23.2	Consent of Cawley, Gillespie & Associates, Inc.
23.3	Consent of Stinson Morrison Hecker LLP (included as part of Exhibit 5.1)
24.1	Powers of Attorney (included on the signature page of this registration statement)
* Incorporated herein by reference as indicated.